EXHIBIT 10.1

AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

This Amended and Restated Change in Control Agreement (the “Agreement”) is made and entered into on this 31 day of December, 2010 by and between              (“Employee”) and Medical Action Industries Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company and the Employee are currently parties to an Agreement entered into as of              (the “Prior Agreement”);

WHEREAS, the Company continues to believe that it is in the best interest of the Company and its stockholders to foster Employee’s objectivity in making decisions with respect to any pending or threatened Change in Control of the Company and to assure that the Company will have the continued dedication and availability of Employee, notwithstanding the possibility, threat, or occurrence of a Change in Control;

WHEREAS, the Company continues to believe that these goals can be accomplished by alleviating certain of the risks and uncertainties with regard to Employee’s financial and professional security that would be created by a pending or threatened Change in Control and that inevitably would distract Employee and could impair his ability to objectively perform his duties for and on behalf of the Company;

WHEREAS, the Company continues to believe that it is appropriate and in the best interest of the Company and its stockholders to continue to provide Employee with compensation arrangements upon a Change in Control that lessen Employee’s financial risks and uncertainties and that are competitive with those of other corporations;

WHEREAS, the Company and the Employee desire to enter into this Agreement to amend and restate the Prior Agreement so as to bring it into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Board of Directors of the Company has authorized the Company to enter into this Agreement with the Employee to provide the protections set forth herein for Employee’s financial security following a Change in Control;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and other obligations contained herein, the Company and the Employee hereby amend and restate the Prior Agreement to read as follows:

AGREEMENT

1. Term of Agreement. This Agreement shall be effective from the first date written above until December 31, 2011. The Company may, in its sole discretion and for any reason, provide written notice of termination (effective as of the then applicable expiration date) to Employee no later than 60 days before the expiration date of this Agreement. If written notice is not so provided, this Agreement shall be automatically extended for an additional period of twelve (12) months past the expiration date. This Agreement shall continue to be automatically extended for an additional twelve (12) months at the end of such 12-month period and each succeeding 12-month period unless notice is given in the manner described in this Section. No termination of this Agreement shall affect Employee’s rights hereunder with respect to a Change in Control which has occurred prior to such termination.

2. Purpose of Agreement. The purpose of this Agreement is to provide that, in the event of a Change in Control (as defined below), Employee may become entitled to receive certain additional benefits, as described herein, in the event of his termination.

3. Change in Control. As used in this Agreement, the phrase “Change in Control” shall mean the following and shall be deemed to occur if any of the following events occur:

(a) Any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes the “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding voting securities;

(b) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall, for the purposes of this Agreement, be considered as though such person were a member of the Incumbent Board of the Company;

(c) The stockholders of the Company approve a merger or consolidation with any other corporation, other than

(i) a merger or consolidation pursuant to which the holders of 50% or more of the total voting power of all shares of the Company’s stock entitled to vote generally in the election of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, more than 50% of the total voting power of all shares of stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction;

(ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires 20% or more of the combined voting power of the Company’s then outstanding voting securities; or

(d) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the preceding provisions of this Section, a Change in Control shall not be deemed to have occurred (i) if the “person” described in the preceding provisions of this Section is an underwriter or underwriting syndicate that has acquired the ownership of 20% or more of the combined voting power of the Company’s then outstanding voting securities solely in connection with a public offering of the Company’s securities, or (ii) if the “person” described in the preceding provisions of this Section is an employee stock ownership plan or other employee benefit plan maintained by the Company (or any of its affiliated companies) that is qualified under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

4. Effect of a Change in Control. In the event of a Change in Control, Sections 6 through 9 of this Agreement shall become applicable to Employee. These Sections shall continue to remain applicable until the second anniversary of the date upon which the Change in Control occurs. At that point, so long as the employment of Employee has not been terminated on account of a Qualifying Termination, as defined in Section 5, this Agreement shall terminate and be of no further force. If Employee’s employment with the Company and its affiliated companies is terminated on account of a Qualifying Termination on or before such date, this Agreement shall govern the payment of the Severance Payment (as defined in Section 6 below) and other benefits provided herein, and remain in effect until Employee receives all benefits to which he has become entitled under the terms of this Agreement.

5. Qualifying Termination. If, subsequent to a Change in Control Employee’s employment with the Company and its affiliated companies is terminated, such termination shall be considered a Qualifying Termination unless:

(a) Employee voluntarily terminates his employment with the Company and its affiliated companies. Employee, however, shall not be considered to have voluntarily terminated his employment with the Company and its affiliated companies if, following the Change in Control, Employee’s overall compensation is reduced or adversely modified in any material respect or Employee’s duties are materially changed, and subsequent to such reduction, modification, or change, Employee elects to terminate his employment with the Company and its affiliated companies. For such purposes, Employee’s duties shall be considered to have been “materially changed” if without Employee’s express written consent, there is any substantial diminution or adverse modification in Employee’s overall position, responsibilities or reporting relationship, or if without employee’s express written consent, Employee’s job location is transferred to a site more than 50 miles away from his place of employment prior to the Change in Control.

(b) The termination is on account of Employee’s death or Disability. For such purposes, “Disability” shall mean a physical or mental incapacity as a result of which Employee becomes unable to continue the performance of his responsibilities for the Company and its affiliated companies and which, at least 26 weeks after its commencement, is determined to be total and permanent by a physician agreed to by the

Company and Employee, or in the event of Employee’s inability to designate a physician, Employee’s legal representative. In the absence of agreement between the Company and Employee, each party shall nominate a qualified physician and the two physicians so nominated shall select a third physician who shall make the determination as to Disability.

(c) Employee is involuntarily terminated for “cause”. For this purpose, “cause” shall be limited to only three types of events:

(i) the willful refusal of Employee to comply with a lawful, written instruction of the Board so long as the instruction is consistent with the scope and responsibilities of Employee’s position prior to the Change in Control;

(ii) dishonesty by Employee which results in a material financial loss to the Company (or to any of its affiliated companies) or material injury to its public reputation (or to the public reputation of any of its affiliated companies); or

(iii) Employee’s conviction of any felony involving an act of moral turpitude.

6. Severance Payment. If Employee is terminated as a result of a Qualifying Termination, the Company shall pay Employee within thirty (30) days after the Qualifying Termination a cash lump sum equal to 2.99 times Employee’s “Compensation” (the “Severance Payment”). The date on which the Severance Payment is made shall be in the sole discretion of the Company, but in no event will the Severance Payment be made later than the thirtieth (30th) day following the Qualifying Termination.

(a) For purposes of this Agreement, Employee’s “Compensation” shall equal the sum of (i) Employee’s highest annual salary rate within the five year period ending on the date of Employee’s Qualifying Termination, plus (ii) a “Management Bonus Increment”. The “Management Bonus Increment” shall equal the average of the two highest of the last five bonuses paid to Employee.

(b) The Severance Payment hereunder is in lieu of any severance payment that Employee might otherwise be entitled to from the Company under the Company’s applicable severance pay policies.

7. Equity Compensation Grants. Employee may have received stock option grants, grants of restricted stock, or other incentive compensation awards under the Company’s 1989 Non-Qualified Stock Option Plan, 1994 Stock Incentive Plan, or other equity incentive compensation plans of the Company (collectively the “Incentive Plans”). In the event of a Qualifying Termination, the Company agrees that any and all such stock options, restricted stock, and other incentive compensation awards that are outstanding at the time of such termination and that have not previously become exercisable, payable or free from restrictions, as the case may be, shall immediately become exercisable, payable or free from restrictions (other than restrictions required by applicable law or any national securities exchange upon which any securities of the Company are then listed), as the case may be, in their entirety, and that the exercise period of any stock option or other incentive award granted pursuant to any of the Incentive Plans shall continue for the length of the exercise period specified in the grant of the award determined without regard to Employee’s termination of employment.

8. Additional Benefits. In the event of a Qualifying Termination, Employee shall be entitled to continue to participate in the following employee benefit programs which had been made available to Employee before the Qualifying Termination: group medical insurance, group dental insurance, group term life insurance and disability insurance. These programs shall be continued at no cost to Employee, except to the extent that tax rules require the inclusion of the value of such benefits in Employee’s income. The programs shall be continued in the same way and at the same level as immediately prior to the Qualifying Termination. These programs shall continue until the third anniversary of the Qualifying Termination.

9. Excise Taxes. If the Compensation Committee of the Board of Directors of the Company determines, in its sole discretion, that Section 280G of the Code applies to any compensation payable to the Employee, then the provisions of this Section 9 shall apply. If any payments or benefits to which the Employee is entitled from the Company, any affiliate, any successor to the Company or an affiliate, or any trusts established by any of the foregoing by reason of, or in connection with, any transaction that occurs after the date of this Agreement (collectively, the “Payments,” which shall include, without limitation, the vesting of any equity awards or other non-cash benefit or property) are, alone or in the aggregate, more likely than not, if paid or delivered to the Employee, to be subject to the tax imposed by Section 4999 of the Code or any successor provisions to that section, then the Payments (beginning with any Payment to be paid in cash hereunder), shall be either (a) reduced (but not below zero) so that the present value of such total Payments received by the Employee will be one dollar ($1.00) less than three times the Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such Payments received by the Employee shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever of (a) or (b) produces the better net after tax position to the Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any Payments are more likely than not to be subject to taxes under Section 4999 of the Code and as to whether reduction or payment in full of the amount of the Payments provided hereunder results in the better net after tax position to the Employee shall be made by the Board of Directors of the Company and the Employee in good faith.

10. Compliance with Section 409A. It is intended that any amounts payable under this Agreement and the Company’s and the Employee’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty, or interest under Section 409A of the Code and the guidance promulgated thereunder (collectively, the “Nonqualified Deferred Compensation Rules”). This Agreement shall be construed and interpreted consistent with that intent.

(a) In no event shall a Qualifying Termination occur unless such termination would be classified as a “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules.

(b) If the Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Employee’s Qualifying

Termination, the Employee shall not be entitled to any payment or benefit pursuant to this Agreement until the earlier of (i) the date which is six (6) months after his or her Qualifying Termination, or (ii) the date of the Employee’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty, or interest pursuant to the Nonqualified Deferred Compensation Rules. Any amounts otherwise payable to the Employee upon or in the six (6) month period following the Employee’s Qualifying Termination that are not so paid by reason of this Section 10(b) shall be paid (without interest) as soon as practicable (and in all events within twenty (20) days) after the date that is six (6) months after the Employee’s Qualifying Termination (or, if earlier, on the first business day following the 30th day after the date of Employee’s death).

(c) To the extent that any reimbursements pursuant to Section 8 are taxable to the Employee, any reimbursement payment due to the Employee pursuant to such provision shall be paid to the Employee on or before the last day of the Employee’s taxable year following the taxable year in which the related expense was incurred. The Employee agrees to provide prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) in order to facilitate the Company’s timely reimbursement of the same. The reimbursements and benefits pursuant to Section 8 are not subject to liquidation or exchange for another benefit and the amount of such reimbursements and benefits that the Employee receives in one taxable year shall not affect the amount of such reimbursements or benefits that the Employee receives in any other taxable year.

11. Rights and Obligations Prior to a Change in Control. Prior to a Change in Control, the rights and obligations of employee with respect to his employment by the Company shall be determined in accordance with the policies and procedures adopted from time to time by the Company and the provisions of any written employment contract in effect between the Company and Employee from time to time. This Agreement deals only with certain rights and obligations of Employee subsequent to a Change in Control, and the existence of this Agreement shall not be treated as raising any inference with respect to what rights and obligations exist prior to a Change in Control. Unless otherwise expressly set forth in a separate employment agreement between Employee and the Company, the employment of Employee is at-will, and Employee or the Company may terminate Employee’s employment with the Company at any time and for any reason, with or without cause, whereupon this Agreement shall terminate and be of no further force.

12. Non-Exclusivity of Rights. Subject to Section 6(b) hereof, nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which Employee may qualify, nor shall anything herein limit or otherwise affect (except as provided in Section 7 above) such rights as Employee may have under any stock option or other agreements with the Company or any of its affiliated companies. Except as otherwise provided in Section 6(b) hereof, amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the date of any Qualified Termination shall be payable in accordance with such plan or program.

13. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right or action which the Company may have against Employee or others. In no event shall Employee be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which Employee may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of; or liability under, any provisions of this Agreement or any guarantee of performance thereof, plus in each case interest at the rate provided in Section 1274(b)(2)(B) of the Code (or any successor thereto). Reimbursement of legal fees and expenses shall be made monthly upon the written submission of a request for reimbursement together with evidence that such fees and expenses are due and payable or were paid by Employee.

14.	Successors.

(a) This Agreement is personal to Employee, and without the prior written consent of the Company, shall not be assignable by Employee other than by will or the laws of descent and distribution. This Agreement shall insure to the benefit of and be enforceable by Employee’s legal representatives,

(b) The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

15. Governing Law. This Agreement is made and entered into in the State of New York, and the laws of New York shall govern its validity and interpretation in the performance by the parties hereto of their respective duties and obligations hereunder.

16. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the benefits due Employee in the event of a Change in Control followed by a Qualifying Termination, and there are no representations, warranties or commitments, other than those set forth herein, which relate to such benefits. This Agreement may be amended or modified only by an instrument in writing executed by all of the parties hereto.

17.	Dispute Resolution.

(a) Any controversy or dispute between the parties involving the construction, interpretation, application or performance of the terms, covenants, or conditions of this Agreement or in any way arising under this Agreement (a “Covered Dispute”) shall, on demand by either of the parties by written notice served on the other party in the manner prescribed in Section 18 hereof, be referenced pursuant to the procedures described in the New York Civil Practice Law and Rules (“CPLR”) Section 7501, et seq., as they may be amended from time to time (the “Reference Procedures”), to a retired Judge from the Supreme Court for the County of Suffolk for a decision.

(b) The Reference Procedures shall be commenced by either party by the filing in the Supreme Court of the State of New York for the County of Suffolk of an

application for a special proceeding pursuant to CPLR Section 7502 (a “Special Proceeding”). Said Special Proceeding shall designate as a referee a Judge from the list of retired Suffolk County Supreme Court Judges who have made themselves available for trial or settlement of civil litigation. If the parties hereto are unable to agree on the designation of a particular retired Suffolk County Supreme Court Judge or the designated Judge is unavailable or unable to serve in such capacity, request shall be made in said Special Proceeding that the Presiding or Assistant Presiding Judge of the Suffolk County Supreme Court appoint as a referee a retired Suffolk County Supreme Court Judge from the aforementioned list.

(c) Except as hereafter agreed by the parties, the referee shall apply the law of New York in deciding the issues submitted hereunder. Unless formal pleadings are waived by agreement among the parties and the referee, the moving party shall file and serve its complaint within fifteen (15) days from the date a referee is designated as provided herein, and the other party shall have fifteen (15) days thereafter in which to plead to said complaint. Each of the parties reserves it respective rights to allege and assert in such pleadings all claims, causes of action, contentions, and defenses which it may have arising out of or relating to the general subject matter of the Covered Dispute that is being determined pursuant to the Reference Procedures. Reasonable notice of any motions before the referee shall be given, and all matters shall be set at the convenience of the referee. Discovery shall be conducted as the parties agree or as allowed by the referee. Unless waived by each of the parties, a reporter shall be present at all proceedings before the referee.

(d) It is the parties’ intention by this Section 17 that all issues of fact and law and all matters of a legal and equitable nature related to any Covered Dispute will be submitted for determination by a referee designated as provided herein. Accordingly, the parties hereby stipulate that a referee designated as provided herein shall have all powers of a Judge of the Supreme Court including, without limitation, the power to grant equitable and interlocutory and permanent injunctive relief.

(e) Each of the parties specifically (i) consents to the exercise of jurisdiction over his person by a referee designated as provided herein with respect to any and all Covered Disputes; and (ii) consents to the personal jurisdiction of the New York courts with respect to any appeal or review of the decision of any such referee.

(f) Each of the parties acknowledges that the decision by a referee designated as provided herein shall be a basis for a judgment as provided in CPLR Section 7514.

18. Notices. Any notice or communication required or permitted to be given to the parties hereto shall be delivered personally or be sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or as such other addresses the party addressed may have substituted by notice pursuant to this Section:

(a)	If to the Company:

Medical Action Industries Inc.
500 Expressway Drive South
Brentwood, NY 11717
Attn: Vice President of Human Resources

(b)	If to Employee:

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19. Captions. The captions of this Agreement are inserted for convenience and do not constitute a part hereof.

20. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein and there shall be deemed substituted for such invalid, illegal or unenforceable provision such other provision as will most nearly accomplish the intent of the parties to the Agreement, or any one or more of the provisions hereof, shall be held to be invalid, illegal, or unenforceable within any governmental jurisdiction or subdivision thereof, this Agreement or any such provision thereof shall not as a consequence thereof be deemed to be invalid, illegal, or unenforceable in any other governmental jurisdiction or subdivision thereof.

21. Payments to Beneficiary. If the Employee dies before receiving all amounts to which he is entitled under this Agreement, such amounts shall be paid in a lump sum to the beneficiary designated in writing by Employee, or if none is so designated, to Employee’s estate.

22. Non-alienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, before actually being received by Employee, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

24. No Waiver. Employee’s failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement. A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above in             , New York.

Dated: December 31, 2010	MEDICAL ACTION INDUSTRIES INC.

By:

Dated: December 31, 2010
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